Exhibit 10.6
WEALTHFRONT CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Each member of the Board of Directors (the “Board”) of Wealthfront Corporation (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for such Non-Employee Director’s service on the Board. This Policy is effective as of the date on which the Company’s registration statement on Form S-1 in connection with its initial public offering of common stock is declared effective by the U.S. Securities and Exchange Commission (the “Effective Date”). This Policy may be amended or terminated at any time in the sole discretion of the Board.
1.    Eligibility
Non-Employee Directors who serve on the Board on or after the Effective Date shall be eligible to receive the compensation set forth in this Policy.
2.    Cash Compensation
Each Non-Employee Director will be eligible to receive the cash compensation set forth in the table below for service on the Board, subject to continued service as a Non-Employee Director. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter, pro-rated for any partial quarter of service as a Non-Employee Director. If a Non-Employee Director provides services for at least one month in a given quarter, he or she shall be eligible to receive his or her cash fees for such quarter.

Nature of Payment:	Total Annual Fee:

General Board Service Fee	$60,000

Chairman Fee (in addition to General Board Service Fee)	$200,000

Committee Service Fee	Chair (in addition to General Board Service Fee, not in addition to Committee Member Service Fee)	Member (in addition to General Board Service Fee, not in addition to Committee Chair Service Fee)

Audit Committee	$25,000	$10,000

Compensation Committee	$20,000	$7,500

Nominating and Governance Committee	$15,000	$5,000

3.    Equity Compensation
Equity awards made pursuant to this Policy will be granted under the Company’s 2025 Equity Incentive Plan or any successor equity incentive plan (as applicable, the “Plan”).

Annual Award. On the date of each annual meeting of the Company’s stockholders commencing with the ﬁrst such annual meeting following the Effective Date (the “Annual Award Grant Date”) and without any further action of the Board, each Non-Employee Director who has provided at least six (6) months of service as a Non-Employee Director as of such date, and who will continue to serve on the Board following such date, will automatically be granted an award of RSUs for a number of shares of Company common stock having a value of $225,000 as calculated using the formula set forth hereinafter (the “Annual Award”). The number of shares of the Company’s common stock subject to the Annual Award shall be determined by dividing (a) the designated dollar amount set forth above by (b) the average closing price of Company common stock for the last completed full calendar month occurring immediately prior to the calendar month in which the Annual Award Grant Date occurs, rounded down to the nearest whole share. The Annual Award shall vest in full on the earlier of (i) the one-year anniversary of the Annual Award Grant Date and (ii) the next annual meeting of the Company’s stockholders, so long as the Non-Employee Director continues to serve as a Non-Employee Director through the applicable vesting date. For purposes of equity awards granted pursuant to this Policy, if a Non-Employee Director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred.
Change in Control. The Annual Award shall accelerate in full immediately prior to the consummation of a Corporate Transaction (as defined in the Plan) if the applicable Non-Employee Director is then in service to the Company.
4.    Compensation Limit
Notwithstanding any other provision of this Policy to the contrary, compensation payable to Non-Employee Directors will also be subject to the annual limitations set forth in the Plan.
5.    Ability to Decline Compensation
A Non-Employee Director may decline all or any portion of such Non-Employee Director’s compensation under the Policy by giving notice to the Company in writing prior to the date cash is to be paid or equity awards are to be granted, as the case may be. For the avoidance of doubt, in the event a Non-Employee Director declines some or all of the compensation available under this Policy, the value of the declined compensation shall be forfeited and shall not be made available to such Non-Employee Director in an alternate form.
6.    Expenses
The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, if applicable, as in effect from time to time.